UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2010
COOPER TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-04329 (Commission File Number)	34-4297750 (IRS employer Identification No.)
701 Lima Avenue, Findlay, Ohio 45840
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 419-423-1321
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Settlement Agreement
     On March 17, 2010, Cooper Tire & Rubber Company (the “Company”) entered into a settlement agreement with Cooper Standard Holdings, Inc., et al. to resolve an adversary proceeding in the U.S. Bankruptcy Court for the District of Delaware.
     The settlement agreement is the result of litigation that began on August 3, 2009, when the Company’s former auto-parts subsidiary, Cooper-Standard Automotive Inc. (“CSA”), along with CSA’s parent company, Cooper-Standard Holdings Inc. (“CSA-Holdings”), and eleven of CSA’s subsidiaries, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. On August 4, 2009, CSA’s wholly owned Canadian subsidiary, Cooper Standard Automotive Canada Limited (“CSA-Canada”), a former indirect subsidiary of the Company, filed for similar protection in Ontario, Canada. On August 19, 2009, the Company commenced an adversary proceeding against CSA and CSA-Holdings in the U.S. Bankruptcy Court for the District of Delaware, and subsequently named CSA-Canada as an additional defendant in the adversary proceeding.
     If the settlement agreement is approved by the Court and becomes final and non-appealable, CSA will then become obligated under the settlement agreement to pay the Company approximately $17.6 million. Under the settlement agreement, CSA also must obtain a release of the Company from all liability in connection with the Company’s guaranty of a lease for certain property in Surgoinsville, Tennessee, or alternatively, cause a letter of credit to be issued for the benefit of the Company in the initial amount of $7 million which will be reduced by $1 million annually. The letter of credit will be payable to the Company for amounts that the Company is called upon to pay in connection with the Company’s guaranty. The settlement agreement also provides that the Company has no obligation for any payments made under a pension plan covering certain employees of a former subsidiary.
     When CSA has satisfied these conditions, the Company is obligated to request the dismissal of all proceedings related to this matter. All parties have agreed to certain mutual releases. Certain limited obligations under a 2004 stock purchase agreement by which CSA-Holdings acquired CSA and CSA-Canada will remain in force.
Jury Verdict
     On March 19, 2010, the Company received an adverse jury verdict in a trial in the Iowa District Court for Polk County. The jury found that the Company was liable for a vehicle accident allegedly caused by tire failure involving tread separation. The jury awarded damages of approximately $33 million. The Company believes that a number of legal rulings were in error, and the Company intends to pursue post-verdict relief, including appeal.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY
By:	/s/ Jack Jay McCracken
Jack Jay McCracken
Assistant Secretary
Date: March 24, 2010